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                                                                    EXHIBIT 99.3

             [LOGO OF STATION CASINOS, INC.-Registered Trademark-]

CONTACT:   GLENN C. CHRISTENSON, (800) 544-2411
           EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/
           CHIEF ADMINISTRATIVE OFFICER
           STATION CASINOS, INC.

           ROD S. ATAMIAN, (800) 544-2411
           VICE PRESIDENT OF FINANCIAL SERVICES
           STATION CASINOS, INC.

           JACK TAYLOR,  (702) 221-6900
           DIRECTOR OF CORPORATE PUBLIC RELATIONS
           STATION CASINOS, INC.

FOR IMMEDIATE RELEASE:  JULY 20, 2000

STATION CASINOS, INC. ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION

Las Vegas -- Station Casinos, Inc. (NYSE: STN) today announced it has commenced the solicitation of consents from holders of record as of July 19, 2000 of the Company's 8-7/8 percent senior subordinated notes due 2008, 9 3/4 percent senior subordinated notes due 2007 and 10-1/8 percent senior subordinated notes due 2006. The Company is seeking certain amendments to the indentures governing such notes. The solicitation of consents is being made upon the terms and subject to the conditions set forth in the consent solicitation statement, consent forms and related materials which are being mailed to holders as of the record date. The Company will pay consenting holders $2.50 in cash for each $1,000 principal amount of the notes if the proposed amendments become operative. The solicitation of consents will expire at 5 p.m. EDT, August 3, 2000, unless extended by the Company. Deutsche Banc Alex. Brown is acting as solicitation agent and D.F. King & Co., Inc. is acting as the information agent for the consent solicitation. A copy of the consent solicitation statement, the consent forms and related materials may be obtained from D.F. King & Co., Inc. by calling (800) 714-3305.

     Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nev., Sunset Station Hotel & Casino in Henderson, Nev., as well as slot machine route management services in Clark County, Nev. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Mo. and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Mo.

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     This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the business, financial condition, results of operations, and expansion projects of the Company and its subsidiaries, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-71227. The Company's 1999 Annual Report is available to view on its website at www.stationcasinos.com.

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